Exhibit 99.1

         Jack in the Box Inc. Reports Third Quarter Results;
                    Raises FY06 Earnings Forecast;
            Announces Agreement to Franchise Hawaii Market

    SAN DIEGO--(BUSINESS WIRE)--Aug. 8, 2006--Jack in the Box Inc. (NYSE:JBX) today reported that net earnings increased to $27.8 million, or 77 cents per diluted share, in the third quarter ended July 9, 2006, compared with $23.9 million, or 66 cents per diluted share, in the same quarter a year ago. Results exceeded the company's guidance of 65-67 cents per diluted share and analysts' First Call consensus estimate of 66 cents. Year to date, net earnings totaled $74.9 million, or $2.09 per diluted share, compared with $70.0 million, or $1.89 per diluted share, for the first three quarters of fiscal 2005.
    "We're continuing to make progress in reinventing the Jack in the Box(R) brand," said Linda A. Lang, chairman and chief executive officer. "Those efforts are reflected in the company's strong third quarter results and our optimism for continued growth in sales and earnings. The pending sale of our company restaurants in Hawaii underscores the progress we're making in our strategic initiative to increase franchising. Franchising will help expand the Jack in the Box brand in new and existing markets, and can generate higher returns and margins for the company."
    As required by Statement of Financial Accounting Standards (SFAS) No. 123R, fiscal 2006 results include the effect of expensing stock options. Fiscal 2005 results did not include the effect of expensing of stock options. The following table shows a 22 percent increase in comparable third-quarter diluted EPS, adjusting for the pro forma effect of stock option expense in fiscal 2005:

                                       Third Quarter     Third Quarter
                                        Fiscal 2006       Fiscal 2005
                                       -------------     -------------
Diluted EPS                           $        0.77     $        0.66
Comparable adjustments:
 Pro forma effect of stock options
  as if expensed in FY 2005(1)                    -             (0.03)
                                       -------------     -------------
Comparable diluted EPS                $        0.77     $        0.63
                                       =============     =============

(1) Included in SG&A expense in the company's unaudited consolidated statements of earnings commencing with the adoption of SFAS 123R in the first quarter of fiscal 2006.

    Third quarter financial highlights

    Earnings per diluted share exceeded by 11 cents the midpoint of the range previously forecast by the company. Approximately 8 cents of this improvement versus guidance was due primarily to higher restaurant operating margin resulting from lower costs related to commodities and workers' compensation insurance, along with profit improvement program initiatives and lower SG&A expense. The remaining 3 cents of the improvement was due to a lower tax rate resulting from tax planning initiatives and tax credits.
    Same-store sales at Jack in the Box company restaurants increased
2.9 percent in the third quarter, on top of a 2.8 percent increase in the third quarter of 2005. The improvement was slightly lower than the range previously forecast, with an increase in average check partially offset by slightly lower transactions. Year to date, Jack in the Box same-store sales increased 4.3 percent on top of a 2.7 percent increase for the same period in 2005, with an increase in both average check and transactions. For the third quarter, system same-store sales at Qdoba Mexican Grill(R) increased 6.0 percent on top of a 10.3 percent increase in the third quarter of 2005. Year to date, system same-store sales at Qdoba increased 6.5 percent on top of a 12.3 percent increase for the same period last year. Qdoba continued to be accretive to earnings for the quarter.
    "Qdoba continues to perform well and now has 28 consecutive quarters -- or seven years -- of comparable sales growth," Lang said. "I'd like to congratulate Qdoba's CEO and President Gary Beisler and his team on two major accomplishments: In July, Qdoba celebrated the opening of its 300th location, in Bloomington, Ind., and Nation's Restaurant News selected Gary as one of only six 2006 Golden Chain award winners."
    Restaurant operating margin increased to 18.7 percent of sales in the third quarter compared with 18.0-18.2 percent forecast and 17.2 percent a year ago, with the improvement versus 2005 due primarily to lower commodity costs -- principally beef, cheese and pork -- and profit improvement program initiatives, partially offset by higher utility costs. Beef costs were down approximately 11 percent versus last year.
    SG&A expense rate, including an approximate 20-basis-point increase from the expensing of stock options, was 10.5 percent of revenues in the third quarter compared with 10.6 percent in 2005, which did not include stock option expense.
    Ten company and franchised Jack in the Box restaurants opened in the third quarter, along with 3 new Quick Stuff(R) convenience stores, as forecast, compared with 10 new restaurants, including 4 Quick Stuff sites, opened in the same quarter a year ago. Qdoba opened 14 company and franchised restaurants during the third quarter, as forecast, compared with 15 locations opened in the same quarter a year ago. At July 9, the company's system total included 2,065 company and franchised Jack in the Box restaurants, including 50 with Quick Stuff convenience stores, and 298 company and franchised Qdoba restaurants.
    Gains on the sale of company-operated restaurants and other revenues totaled $7.6 million in the third quarter, as forecast, primarily from the sale of 17 Jack in the Box company restaurants to franchisees, compared with approximately $6.4 million a year ago, primarily from the sale of 20 such restaurants to franchisees. The increase in average gains this year related to the specific sales and cash flows of restaurants sold.
    The effective tax rate for the quarter was 34.1 percent, versus 37.0-37.5 percent forecast and 31.0 percent a year ago, with the decrease versus forecast due to tax-planning initiatives and tax credits. The tax rate in 2005 was lower due to the resolution of a prior year's tax matter and tax-planning initiatives.
    Capital expenditures, including capital lease obligations, were $42.2 million for the third quarter compared with $35-40 million forecast and $26.8 million in fiscal 2005, with the increase due primarily to investments associated with the company's restaurant re-imaging program.

    Third quarter initiatives

    Several new products were introduced during the third quarter as Jack in the Box continues to focus on menu innovation, upgraded service execution and enhanced restaurant facilities, which are the three major components of this holistic approach to reinvent the Jack in the Box brand:

    -- Diner Melts, featuring either a single or double jumbo beef patty, grilled onions, two kinds of melted cheese, mayo-onion sauce and sweet mustard.

    -- Acapulco Chicken Salad, offering a blend of fresh romaine and spring mix lettuce topped with savory grilled chicken, shredded pepper jack cheese, grape tomatoes, cucumber slices and red onions served with a side of blue corn tortilla strips, a flavorful cilantro-lime dressing and lime wedges.

    -- Vanilla Malted Crunch Shake, made with real ice cream blended with malted crunch pieces.

    --  Jack's Fresh Fruit Cup, made by Del Monte(R), offering a
        7-ounce serving of cantaloupe, honeydew, pineapple and red grapes.

    --  Bottled spring water by Dannon(R).

    In the third quarter, the company began re-imaging Jack in the Box restaurants in Seattle with a comprehensive program that includes a complete redesign of the dining room and common areas. Interior finishes include ceramic tile floors; a mix of seating styles, such as booths, bars and high-top round tables; decorative pendant lighting; and graphics and wall collages. Other elements of the program include music, uniforms, menu boards and packaging, along with new paint schemes, landscaping and other exterior enhancements. The entire market is expected to be re-imaged by fiscal year end.

    Agreement to franchise Hawaii market

    Jack in the Box Inc. also announced today that it has signed an agreement to sell its company-operated Jack in the Box restaurants in Hawaii to a new franchise operator, who has extensive experience operating multiple quick-serve concepts in Hawaii. The sale of the 25 restaurants to Chris Scanlan, president of Scanlan Management, LLC, is scheduled for completion late in the fourth quarter. Following completion of the sale, which is expected to positively impact earnings by approximately 20-24 cents per diluted share, the company's Hawaii market will be entirely franchise operated. A development agreement for new restaurants will be part of this transaction, which is expected to be neutral to earnings in subsequent years.
    More than 27 percent of the Jack in the Box system is currently franchised. Including the projected sale of the restaurants in Hawaii, along with additional restaurants that the company expects to franchise in the fourth quarter, nearly 29 percent of the Jack in the Box system will be franchised at fiscal year end.

    Fiscal year 2006 guidance update

    Jack in the Box Inc. today increased its earnings guidance for fiscal 2006. The company now expects to earn approximately $2.72 -- $2.74 per diluted share for the full year, which is up from its previous forecast of approximately $2.60 -- $2.63 per diluted share and compares with $2.48 per diluted share earned in fiscal 2005. The new forecast for fiscal 2006 does not include the anticipated benefit of 20-24 cents per diluted share from the expected sale of company-operated restaurants in Hawaii, but it does include the effect of expensing stock options, as required by SFAS 123R. Fiscal 2005 results did not include the expensing of stock options. The following table compares guidance for fiscal year 2006 with 2005 comparable results, assuming the pro forma effect of expensing stock options of approximately 15 cents per diluted share (excluding the effect of accelerated vesting of retiree's stock options) and a charge related to canceling the test of JBX Grill(R) in the fourth quarter of fiscal 2005:

                                         Forecast
                                        Fiscal 2006       Fiscal 2005
                                       -------------     -------------
Diluted EPS                           $ 2.72 - 2.74     $        2.48
Comparable adjustments:
 Pro forma effect of stock options
  as if expensed in FY 2005(1)                    -             (0.15)
 Charge related to JBX Grill in
  Q4 of FY 2005(2)                                -              0.05
                                       -------------     -------------
Comparable diluted EPS                $ 2.72 - 2.74     $        2.38
                                       =============     =============

(1) Included in SG&A expense in the company's unaudited consolidated statements of earnings commencing with the adoption of SFAS 123R in the first quarter of fiscal 2006.
(2) Included in SG&A expense in the company's unaudited consolidated statements of earnings.

    Fiscal 2006 earnings guidance represents a 14-15 percent improvement over comparable 2005 results. The primary assumptions on which earnings guidance is based are as follows, in approximate amounts:

    -- The opening of 40 company and franchised Jack in the Box restaurants, including 12 with new Quick Stuff convenience stores, as well as the opening of 75 company and franchised Qdoba restaurants.

    -- A 4.0-4.5 percent increase in same-store sales at Jack in the Box company restaurants, and a 6.0-7.0 percent system same-store sales increase at Qdoba.

    -- Restaurant operating margin at 17.4-17.6 percent of sales versus 16.9 percent in 2005, with the increase due primarily to lower commodity costs, profit improvement program initiatives, and fixed-cost leverage on same-store sales growth, partially offset by higher utility costs.

    -- Gains on the sale of company-operated restaurants and other revenues of $34-35 million, primarily related to the sale of 57 Jack in the Box restaurants to franchisees, excluding the pending Hawaii transaction.

    --  An effective tax rate of 36-36.5 percent.

    -- Capital expenditures, including capital lease obligations, of $150 million compared with $124 million in 2005, with the increase due primarily to investments associated with the planned re-imaging of approximately 150 Jack in the Box restaurants in 2006.

    Fourth quarter 2006 guidance

    The company also today provided earnings guidance for the fourth quarter ending Oct. 1, 2006, of approximately 64-66 cents per diluted share versus 59 cents per diluted share in the prior year. The quarter's guidance does not include the anticipated benefit of 20-24 cents per diluted share from the expected sale of company-operated restaurants in Hawaii, but it does include the effect of expensing stock options, as required by SFAS 123R. Fourth-quarter fiscal 2005 results did not include the pro forma effect of expensing stock options of approximately 4 cents per diluted share. The following table compares 2006 guidance with 2005 comparable results after adjusting for the pro forma effect of stock option expense in fiscal 2005 and a charge related to canceling the test of JBX Grill in the fourth quarter of fiscal 2005:

                                      Forecast
                                   Fourth Quarter      Fourth Quarter
                                     Fiscal 2006         Fiscal 2005
                                   ---------------     ---------------
Diluted EPS                       $   0.64 - 0.66     $          0.59
Comparable adjustments:
 Pro forma effect of stock
  options as if expensed in
  FY 2005(1)                                    -               (0.04)
 Charge related to JBX Grill
  in Q4 of FY 2005(2)                           -                0.05
                                   ---------------     ---------------
Comparable diluted EPS            $   0.64 - 0.66     $          0.60
                                   ===============     ===============

(1) Included in SG&A expense in the company's unaudited consolidated statements of earnings commencing with the adoption of SFAS 123R in the first quarter of fiscal 2006.
(2) Included in SG&A expense in the company's unaudited consolidated statements of earnings.

    Estimated fourth-quarter fiscal 2006 earnings guidance represents a 7-10 percent improvement over comparable prior-year results after adjusting for the noncomparable items noted in the table above. The primary assumptions on which fourth-quarter earnings guidance is based are as follows, in approximate amounts:

    -- A 3.5-4.5 percent increase in same-store sales at Jack in the Box company restaurants.

    -- Restaurant operating margin at 17.8-18.0 percent of sales versus 17.3 percent in 2005, due primarily to lower food costs, fixed-cost leverage on increased sales, and profit improvement program initiatives.

    -- Gains on the sale of company-operated restaurants and other revenues of $8.0-9.0 million, primarily related to the sale of 10 Jack in the Box restaurants to franchisees, compared with $7.5 million in 2005, primarily related to the sale of 12 company restaurants to franchisees. The fourth-quarter forecast excludes the pending Hawaii transaction.

    -- An effective tax rate of 36-36.5 percent compared with 32.2 percent in 2005.

    -- Capital expenditures of $60 million compared with $47 million in 2005, with the increase due in part to investments associated with the planned re-imaging of Jack in the Box restaurants in 2006.

    Fourth quarter initiatives

    -- In July, Jack in the Box enhanced its dessert menu by adding a Chocolate Chip Cookie Cheesecake made with Nestle Toll House(R) semisweet chocolate morsels and by re-imaging its line of real ice cream shakes. Jack's shakes now feature creamy whipped topping and a cherry and are served in a clear plastic cup with a dome-shaped lid.

    -- Also in July, Jack in the Box launched a value-friendly combo meal called The Big Deal, featuring a chicken sandwich, two beef tacos and a 20-ounce beverage for just $2.59.

    -- Additionally, Jack in the Box enhanced its beverage offerings by introducing a new brand of orange juice, from Minute
        Maid(R).

    -- Next week, Jack in the Box will add buttermilk biscuits to its breakfast menu and introduce two new products: Bacon, Egg & Cheese Biscuit and Sausage, Egg & Cheese Biscuit.

    -- Also next week, Jack in the Box will introduce an Outlaw(TM) Burger and Outlaw(TM) Spicy Chicken Sandwich, featuring either a jumbo beef patty or spicy crispy chicken fillet with two fried onion rings, slices of bacon, two slices of American cheese, lettuce and tomatoes all topped with KC Masterpiece(R) Original Barbecue Sauce and served on a toasted sesame bun.

    About Jack in the Box Inc.

    Jack in the Box Inc. (NYSE:JBX), based in San Diego, is a restaurant company that operates and franchises Jack in the Box(R) restaurants, one of the nation's largest hamburger chains, with more than 2,000 restaurants in 17 states. The company also operates a proprietary chain of convenience stores called Quick Stuff(R), with approximately 50 locations, each built adjacent to a full-size Jack in the Box restaurant and including a major-brand fuel station. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill(R), an emerging leader in fast-casual dining, with more than 300 restaurants in 40 states. For more information, visit www.jackinthebox.com.

    Safe harbor statement

    Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to substantial risks and uncertainties. These statements, which include the company's guidance and related assumptions, may be identified by the use of words such as "assumption," "believes," "estimates," "expects," "guidance," "plans," "will," and other words of similar meaning.
    The following are some of the factors that could cause the company's actual results to differ materially from those expressed in the forward-looking statements: delays in closings or failure to close sales of franchises; delays in the opening of new or remodeled restaurants; the uncertainty whether test results for products or facility enhancements are predictive of successful results on a larger scale; loss of sales due to restaurant closures related to blackouts or adverse weather conditions or other events in the regions in which the company's restaurants are located; changes in laws, regulations and accounting rules and interpretations; and adverse economic and other local, national and international conditions or events that affect consumer confidence and spending. Costs may exceed projections, including the cost of food, labor, pending or future legal claims, new restaurant construction and remodels, and utilities. Increases in the cost of fuel may increase the cost of food and packaging as well as impact consumer spending patterns. Additional factors that may adversely affect results include the effect of any widespread negative publicity regarding the company, the foodservice industry in general or particular foods. Further information about factors that could affect the company's financial and other results is included in the company's annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission. The information in this press release is as of Aug. 8, 2006. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

    Use of non-GAAP financial information

    In this press release, the company provides (i) earnings per diluted share (EPS) determined in accordance with generally accepted accounting principles (GAAP) and (ii) EPS adjusted for certain items as follows:

    -- For the third quarter of fiscal 2005, comparable diluted EPS as shown in a table earlier in this press release includes the pro forma effect of expensing stock options in accordance with SFAS 123.

    -- For fiscal year 2005, comparable diluted EPS as shown in a table earlier in this press release includes the pro forma effect of expensing stock options in accordance with SFAS 123 and excludes a charge related to canceling the test of JBX Grill in the fourth quarter of fiscal 2005.

    -- For the fourth quarter of fiscal 2005, comparable diluted EPS as shown in a table earlier in this press release includes the pro forma effect of expensing stock options in accordance with SFAS 123 and excludes a charge related to canceling the test of JBX Grill in the fourth quarter of fiscal 2005.

    These non-GAAP financial measures are used by the company's management to evaluate financial operating performance. Use of these non-GAAP measures also facilitates comparisons between current and prior period financial results, estimates of future results, and to the results of the company's competitors. These financial measures are also comparable to forecasts made by securities analysts and others, which generally exclude special items as they are difficult to predict in advance. Non-GAAP measures are not intended to be a substitute for net earnings determined in accordance with GAAP.


                 JACK IN THE BOX INC. AND SUBSIDIARIES

             UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                 (In thousands, except per share data)


                            Twelve Weeks Ended    Twenty-Eight Weeks
                                                        Ended
                            ------------------  ----------------------
                            July 9,   July 10,   July 9,    July 10,
                             2006      2005       2006        2005
                            --------  --------  ----------  ----------
Revenues:
 Restaurant sales          $488,054  $483,392  $1,615,756  $1,573,500
 Distribution and other
  sales                     130,076    81,318     378,159     248,244
 Franchise rents and
  royalties                  23,259    18,236      75,402      59,503
 Gains on sale of company-
  operated restaurants and
  other                       7,599     6,357      25,624      21,764
                            --------  --------  ----------  ----------
                            648,988   589,303   2,094,941   1,903,011
                            --------  --------  ----------  ----------
Costs of revenues:
 Restaurant costs of sales  149,399   156,136     504,913     499,489
 Restaurant operating costs 247,598   244,155     829,164     809,132
 Costs of distribution and
  other sales               128,218    79,869     373,510     244,937
 Franchised restaurant
  costs                      10,679     8,711      33,530      27,142
                            --------  --------  ----------  ----------
                            535,894   488,871   1,741,117   1,580,700
                            --------  --------  ----------  ----------

Selling, general and
 administrative costs        68,193    62,273     226,874     205,871
                            --------  --------  ----------  ----------
Earnings from operations     44,901    38,159     126,950     116,440
Interest expense, net         2,685     3,560      10,115      10,011
                            --------  --------  ----------  ----------

Earnings before income
 taxes                       42,216    34,599     116,835     106,429

Income taxes                 14,375    10,713      41,984      36,436
                            --------  --------  ----------  ----------

Net earnings               $ 27,841  $ 23,886  $   74,851  $   69,993
                            ========  ========  ==========  ==========

Net earnings per share:
 Basic                     $    .79  $    .68  $     2.15  $     1.96
 Diluted                   $    .77  $    .66  $     2.09  $     1.89

Weighted-average shares
 outstanding:
 Basic                       35,073    35,080      34,858      35,733
 Diluted                     36,018    36,403      35,850      37,067


                 JACK IN THE BOX INC. AND SUBSIDIARIES

            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                               July 9,      July 10,
                                                2006          2005
----------------------------------------------------------------------
                  ASSETS
Current assets:
 Cash and cash equivalents                   $  191,523    $   98,636
 Accounts and notes receivable, net              28,608        26,030
 Inventories                                     40,964        39,503
 Other current assets                            98,595       102,974
                                              ----------    ----------
    Total current assets                        359,690       267,143
                                              ----------    ----------

Property and equipment, net                     883,424       855,349

Other assets, net                               178,920       203,119
                                              ----------    ----------

                                             $1,422,034    $1,325,611
                                              ==========    ==========


   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Current maturities of long-term debt        $    7,916    $    7,629
 Other current liabilities                      278,863       256,039
                                              ----------    ----------
    Total current liabilities                   286,779       263,668
                                              ----------    ----------

Long-term debt, net of current maturities       284,105       291,973

Other long-term liabilities                     214,428       201,021

Stockholders' equity                            636,722       568,949
                                              ----------    ----------

                                             $1,422,034    $1,325,611
                                              ==========    ==========

    CONTACT: Jack in the Box Inc.
             Brian Luscomb, 858-571-2229
             brian.luscomb@jackinthebox.com
             www.jackinthebox.com